----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION
|F  O  R  M   4|                                       Washington, D.C. 20549
----------------
[ ] Check this box if no longer             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    subject to Section 16.  Form 4
    or Form 5 obligations may
    continue.  See Instruction 1(b).

                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                               Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                      Section 30(f) of the Investment Company Act of 1940
   (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol        |6.Relationship of Reporting Person to |
|                                        |                                                  |  Issuer (Check all applicable)       |
|  FAIRFAX FINANCIAL HOLDINGS LIMITED    |     ZENITH NATIONAL INSURANCE CORP.              |                                      |
|                                        |                (ZNT)                             |    Director           X 10% Owner    |
|----------------------------------------|--------------------------------------------------|---                   ---             |
|    (Last)      (First)     (Middle)    |3.IRS Identification     |4.Statement for Month/  |    Officer               Other       |
|                                        |  Number of Reporting    |  Year                  |---(give title below) ---(Specify     |
|                                        |  Person (Voluntary)     |                        |                          Below)      |
|                                        |                         |                        |                                      |
|  95 Wellington Street West, Suite 800  |                         | January 31, 2001       |                                      |
|----------------------------------------|                         |------------------------|--------------------------------------|
|      (Street)                          |                         |5.If Amendment, Date of |7. Individual or Joint/Group Filing   |
|                                        |                         |  Original (Month/Year) |   (Check Applicable Line)            |
|                                        |                         |                        |                                      |
|                                        |                         |                        |    Form Filed by One Reporting Person|
|                                        |          N/A            |                        |---                                   |
|                                        |                         |                        | X  Form Filed by More than One       |
|  Toronto       Ontario, Canada M5J 2N7 |                         |                        |--- Reporting Person                  |
|----------------------------------------------------------------------------------------------------------------------------------|
|  (City)         (State)     (Zip)                                                                                                |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security     |2.Transac-  |3.Trans-     |4.Securities Acquired (A) or   |5.Amount of      |6.Owner-    |7.Nature of    |
|  (Instr. 3)            |  tion Date |  action     |  Disposed of (D)              |  Securities     |  ship Form:|  Indirect     |
|                        |(Month/Day/ |  Code       |  (Instr. 3, 4 and 5)          |  Beneficially   |  Direct (D)|  Beneficial   |
|                        | Year)      |  (Instr. 8) |                               |  Owned at End of|  or        |  Ownership    |
|                        |            |-------------|-------------------------------|  Month          |  Indirect  |  (Instr. 4)   |
|                        |            | Code |  V   |     Amount     |(A) |         |  (Instr. 3 and  |  (I)       |               |
|                        |            |      |      |                | or |         |   4)            |  (Instr. 4)|               |
|                        |            |      |      |                |(D) |  Price  |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |Held by Hamblin|
| Common Stock           | 01/31/01   | J    |      | 7,854          |D   |n/a      |         -0-     |            |Watsa Invest-  |
|                        |            |      |      |                |    |         |                 |            |ment Counsel   |
|                        |            |      |      |                |    |         |                 |            |Ltd. (1)       |
|------------------------|------------|------|------|----------------|----|---------|-----------------|------------|---------------|
| Common Stock           |            |      |      |                |    |         |        64,200   |     I      |Held by Odyssey|
|                        |            |      |      |                |    |         |                 |            |America        |
|                        |            |      |      |                |    |         |                 |            |Reinsurance    |
|                        |            |      |      |                |    |         |                 |            |Corporation    |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
| Common Stock           |            |      |      |                |    |         |       150,000   |     I      |Held by Odyssey|
|                        |            |      |      |                |    |         |                 |            |Reinsurance    |
|                        |            |      |      |                |    |         |                 |            |Corp.          |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
| Common Stock           |            |      |      |                |    |         |        20,000   |     I      |Held by The    |
|                        |            |      |      |                |    |         |                 |            |North River    |
|                        |            |      |      |                |    |         |                 |            |Insurance      |
|                        |            |      |      |                |    |         |                 |            |Company        |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
| Common Stock           |            |      |      |                |    |         |     3,287,223   |     I      |Held by TIG    |
|                        |            |      |      |                |    |         |                 |            |Insurance      |
|                        |            |      |      |                |    |         |                 |            |Company        |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
| Common Stock           |            |      |      |                |    |         |     3,287,222   |     I      |Held by United |
|                        |            |      |      |                |    |         |                 |            |States Fire    |
|                        |            |      |      |                |    |         |                 |            |Insurance      |
|                        |            |      |      |                |    |         |                 |            |Company        |
-----------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities owned directly or indirectly.
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                         Page 1 of 3


FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.     |4.Tran-  |5.Number of      |6.Date        |7.Title and Amount|8.Price of|9.Number  |10.    |11.Nature|
|Derivative|sion or  |Trans- |  saction|  Derivative     |Exercisable   |  of Underlying   |Derivative|  of      |Owner  |   of    |
|Security  |Exercise |action |  Code   |  Securities     |and           |  Securities      |Security  |Derivative|Ship   |Indirect |
|(Instr. 3)|Price of |Date   |(Instr.8)|  Acquired (A)   |Expiration    |  (Instr. 3 and 4)|(Instr. 5)|Securities|Form   |Bene-    |
|          |Deriva-  |(Month/|         |  or Disposed of |Date          |                  |          |Benefi-   |Of     |fisical  |
|          |tive     | Day/  |         |  (D) (Instr. 3, |(Month/Day/   |                  |          |cially    |Deriv- |Ownership|
|          |Security | Year) |         |   4 and 5)      |   Year)      |                  |          |Owned at  |ative  |(Instr.  |
|          |         |       |         |                 |--------------|------------------|          |End of    |Sec    | .4)     |
|          |         |       |         |                 |       |      |          |Amount |          |Month     |urity: |         |
|          |         |       |---------|-----------------|Date   |Expir-|   Title  |or     |          |(Instr. 4)|Direct |         |
|          |         |       |Code | V |    (A)   |  (D) |Exer-  |ation |          |Number |          |          |(D)    |         |
|          |         |       |     |   |          |      |cisable| Date |          |of     |          |          |Or     |         |
|          |         |       |     |   |          |      |       |      |          |Shares |          |          |In-    |         |
|          |         |       |     |   |          |      |       |      |          |       |          |          |direct |         |
|          |         |       |     |   |          |      |       |      |          |       |          |          |(I)    |         |
|          |         |       |     |   |          |      |       |      |          |       |          |          |(Instr.|         |
|          |         |       |     |   |          |      |       |      |          |       |          |          |4)     |         |
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|----------|---------|-------|-----|---|----------|------|-------|-----|----------|--------|----------|----------|-------|---------|
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|----------|---------|-------|-----|---|----------|------|-------|-----|----------|--------|----------|----------|-------|---------|
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|----------|---------|-------|-----|---|----------|------|-------|-----|----------|--------|----------|----------|-------|---------|
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|----------|---------|-------|-----|---|----------|------|-------|-----|----------|--------|----------|----------|-------|---------|
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|----------|---------|-------|-----|---|----------|------|-------|-----|----------|--------|----------|----------|-------|---------|
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
|          |         |       |     |   |          |      |       |     |          |        |          |          |       |         |
-----------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1) Hamblin Watsa Investment Counsel Ltd. ceased to have management authority
    over 7,854 shares of Zenith National Insurance Corp.                        FAIRFAX FINANCIAL HOLDINGS LIMITED

*   Intentional misstatements or omissions of facts constitute Federal          /s/  Bradley P. Martin              February 2, 2001
    Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).             ----------------------------------  ----------------
                                                                                * Name:  Bradley P. Martin                Date
Note: File three copies of this Form, one of which must be manually signed.       Title: Vice President
      If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                                                                         Page 2 of 3


                                                       REPORTING PERSONS WHO ARE
                                                    BENEFICIAL OWNERS IN THE GROUP

                                                 (IN ADDITION TO THE DESIGNATED FILER,
                                                  FAIRFAX FINANCIAL HOLDINGS LIMITED)

                                                                                DATE OF EVENT
                                                                                -------------
                                                                                  REQUIRING
                                                                                  ---------
REPORTING PERSON           ADDRESS                  ISSUER (SYMBOL)               STATEMENT         SIGNATURE OF REPORTING PERSON
----------------           -------                  ---------------               ----------        -----------------------------
ODYSSEY             300 First Stamford Place    ZENITH NATIONAL                  04/19/00           BY:  /s/ Donald Smith
REINSURANCE         Stanford, CT   06902        INSURANCE CORP. ("ZNT")                                --------------------------
CORPORATION                                                                                            NAME:   Donald Smith
                                                                                                       TITLE:  Vice President



THE NORTH RIVER     305 Madison Avenue          ZENITH NATIONAL                  01/21/00           BY:  /s/ Dennis J. Hammer
INSURANCE COMPANY   P.O. Box 1943               INSURANCE CORP. ("ZNT")                                --------------------------
                    Morristown, New Jersey                                                             NAME:   Dennis J. Hammer
                    07960 - 1943                                                                       TITLE:  Vice President


TIG INSURANCE       5205 North O'Connor Blvd.   ZENITH NATIONAL                   6/25/99           BY:  /s/ Courtney Smith
COMPANY             Suite W-200                 INSURANCE CORP. ("ZNT")                                --------------------------
                    Irving, Texas  75039                                                               NAME:   Courtney Smith
                                                                                                       TITLE:  President


UNITED STATES       305 Madison Avenue          ZENITH NATIONAL                   6/25/99           BY:  /s/ Dennis J. Hammer
FIRE INSURANCE      P.O. Box 1943               INSURANCE CORP. ("ZNT")                                --------------------------
COMPANY             Morristown, New Jersey                                                             NAME:   Dennis J. Hammer
                    07960 - 1943                                                                       TITLE:  Vice President



ODYSSEY AMERICA     300 First Stamford Place    ZENITH NATIONAL                   6/25/99           BY:  /s/ Donald Smith
REINSURANCE         Stamford, CT 06902          INSURANCE CORP. ("ZNT")          11/27/00              --------------------------
CORPORATION                                                                                            NAME:   Donald Smith
                                                                                                       TITLE:  Vice President



HAMBLIN WATSA       95 Wellington Street West   ZENITH NATIONAL                   1/31/01           BY:  /s/ V. Prem Watsa
INVESTMENT COUNSEL  Suite 802                   INSURANCE CORP. ("ZNT")                                --------------------------
LTD.                Toronto, ON M5J 2N7                                                                NAME:   V. Prem Watsa
                                                                                                       TITLE:  Vice President




                                                                                                                  Page 3 of 3


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